Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.)

We hereby consent to the use in this Registration Statement of Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.) on Amendment No. 2 of Form S-1, of our report on the financial statements of Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.) dated April 15, 2008, except for the last paragraph in Note 7, as to which the date is May 9, 2008, related to the financial statements of Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.) as of December 31, 2007, and for the period from inception (February 27, 2007) through December 31, 2007.   We also hereby consent to use of our name in “Experts” in this Registration Statement.

/s/ McKennon Wilson & Morgan LLP

May 12, 2008

Irvine, California